Exhibit 5.1

ONE METROPOLITAN SQUARE 211 N. BROADWAY, SUITE 2350 ST. LOUIS, MISSOURI 63102-2733 314-436-1000 FACSIMILE: 314-436-1166	GILMORE & BELL A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 2405 GRAND BOULEVARD, SUITE 1100 KANSAS CITY, MISSOURI 64108-2521 816-221-1000 ________ FACSIMILE: 816-221-1018	ONE MAIN PLACE 100 NORTH MAIN, SUITE 800 WICHITA, KANSAS 67202-1398 316-267-2091 FACSIMILE: 316-262-6523

February 8, 2008

AVAX Technologies, Inc.

2000 Hamilton Street

Suite 204

Philadelphia, Pennsylvania 19130

Re:	AVAX Technologies, Inc. Registration Statement on Form S-1

Dear Sir/Madam:

We have acted as counsel to AVAX Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Company has provided us with a prospectus (the “Prospectus”), which forms part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Prospectus as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of 250,000,000 shares of common stock, par value $0.004 per share, of the Company (the “Common Stock”);

The Common Stock is being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought independently to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. With respect to our opinion as to the Common Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock are authorized and reserved or available for issuance and that the consideration for the issuance and sale of the Common Stock is cash in an amount that is not less than the par value of the Common Stock.

Based upon the foregoing, we are of the opinion that with respect to the Common Stock offered under the Registration Statement, provided that (i) the Registration Statement and any required post effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the issuance of such Common Stock has been duly authorized by all necessary corporation action on the part of the Company; (iii) the issuance and sale of such Common Stock does not violate any applicable law, is in conformity with the Company’s then operative articles of incorporation (the “Articles of Incorporation”) and bylaws (“Bylaws”), does not result in a default under or breach of any agreement or instrument binding upon the Company and complies with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates for such Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment thereof, then the shares of such Common Stock, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and in accordance with any duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Counsel” in the Prospectus that forms part of the Registration Statement.

Very truly yours,

/s/ Gilmore & Bell, P.C.